Berkshire Hills Recaps 2011 Highlights at Annual Meeting; All Proposals Approved by Shareholders

Pittsfield, MA – May 11, 2012 – Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) held its annual meeting of shareholders on May 10, in Pittsfield, Massachusetts.

President and CEO Michael P. Daly summarized Berkshire’s accomplishments in 2011. They included strong organic growth, together with the acquisitions of Rome Bancorp and Legacy Bancorp. The year’s initiatives produced improved profitability and resulted in a 53% increase in core earnings per share. Berkshire’s 2011 stock returns exceeded comparative market and industry indices, and the quarterly cash dividend was increased by 6%, providing a yield exceeding 3%. Mr. Daly recapped Berkshire’s financial goals, including additional growth exceeding 20% in core earnings per share in 2012. He concluded with a summary of the encouraging prospects for Berkshire’s further growth and development.

Shareholders approved all proposals which were presented at the meeting. These were:

•	The election of four existing directors to new three year terms: Lawrence A. Bossidy, Robert M. Curley, Barton D. Raser , and D. Jeffrey Templeton

•	Approval of a non-binding proposal to give advisory approval of the Company’s executive compensation

•	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank(SM). Including the recently acquired operations of CBT, Berkshire has $4.3 billion in assets and 68 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services. Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

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FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

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CONTACTS

Investor Relations Contact

David Gonci

Investor Relations Officer

413-281-1973

Media Contact

Lori Gazzillo

AVP, Community Relations

413-822-1695

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